EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of PrivateBancorp, Inc. and to the incorporation by reference therein of our reports dated March 1, 2011, with respect to the consolidated financial statements of PrivateBancorp, Inc., and the effectiveness of internal control over financial reporting of PrivateBancorp, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP
Chicago, Illinois
June 10, 2011